Exhibit 99.1

TRACKPOWER SELLS MEMBERSHIP INTEREST

TORONTO, ON —October 27, 2006—TrackPower, Inc. (TPWR:OTCBB) today announced that is has concluded the sale of 10% of the ownership of American Racing and Entertainment, LLC. to Southern Tier Acquisition II LLC., and Oneida Entertainment Holdings Inc. for $2.3M US in cash.

After the sale, TrackPower’s ownership is 10% of American Racing and Entertainment, LLC. TrackPower also receives a monthly management fee and a preferred dividend of $2.5M out of the first $5M in profits.

One million dollars of the proceeds of the sale was used to pay off the senior debt in TrackPower, Inc. to Mellilo Investments.

Ed Tracy, President & CEO stated, “The Company has created significant value in Tioga Downs and Vernon Downs and has taken advantage of this opportunity to reduce debt, fund operations and invest in new projects. With the opening of Vernon Downs gaming facility, we can now execute our plan to operate and market two facilities in an efficient manner. We look forward to the subsequent financial reward and prospect of new gaming sector investments.”

This release includes projections of future results and “forward-looking statements” as that term is defined in Sections 27A of the Securities Act of 1933 as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 as amended (the “Exchange Act”). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.

Contact:
TrackPower, Inc.
John G. Simmonds, Chairman
905/833-9845 ext. 223
Or jgs@trackpower.com

Edward M. Tracy, CEO
905/833-9845 ext. 226